Prospectus Supplement Filed Pursuant to Rule 424(b)(3)

File No. 333-182447

PROSPECTUS SUPPLEMENT NO. 13

DATED August 14, 2015 (To Prospectus Dated August 15, 2012)

Q THERAPEUTICS, INC.

15,978,447 Shares of Common Stock

$1.00 per Share

This Prospectus Supplement No. 13, dated August 14, 2015, (“Supplement No. 13”), filed by Q Therapeutics, Inc. (the “Company”), modifies and supplements certain information contained in the Company’s prospectus, dated August 15, 2012 (as amended and supplemented from time to time, the “Prospectus”). This Supplement No. 13 is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto. The Prospectus relates to the resale of up to 15,978,447 shares of our Common Stock by the Selling Stockholders named in the Prospectus.

Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as so modified or superseded by this Supplement No. 13.

This Supplement No. 13 includes the Quarterly Report on Form 10-Q for the three months ended June 30, 2015, as filed by the Company with the Securities and Exchange Commission on August 14, 2015.

We may further amend or supplement the Prospectus from time to time by filing additional amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 8 OF THE ORIGINAL PROSPECTUS.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THE PROSPECTUS, OR ANY OF THE SUPPLEMENTS OR AMENDMENTS RELATING THERETO, IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Supplement No. 13 is August 14, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2015

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                  to

Commission file number: 000-52062

Q THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-3708500
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

615 Arapeen Drive, Suite 102 Salt Lake City, UT	84108
(Address of Principal Executive Offices)	(Zip Code)

(801) 582-5400

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name, Former Address and Former Fiscal Year, If Changed Since Last Report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of August 14, 2015, there were 30,826,549 shares of Common Stock, $0.0001 par value per share, issued and outstanding.

Q Therapeutics, Inc.

PART I

Item 1. Financial Statements

Condensed Consolidated Balance Sheets (Unaudited)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash	$111,429	$707,011
Receivables	—	4,136
Prepaid expenses and other	44,056	10,596

Total current assets	155,485	721,743
Property and equipment, net	22,894	26,568

Total assets	$178,379	$748,311

Liabilities and Stockholders’ Deficit
Current liabilities:
Accrued compensation	$1,031,926	$705,753
Accounts payable	302,101	263,728
Notes payable	125,000	—
Accrued liabilities	98,764	42,507
Derivative liabilities	—	32,175

Total current liabilities	1,557,791	1,044,163

Commitments and contingencies (Notes 2, 5, 8 and 9)
Stockholders’ deficit:
Common stock, $0.0001 par value: 100,000,000 shares authorized; 30,826,549 and 30,477,460 shares outstanding as of June 30, 2015 and December 31, 2014, respectively	3,083	3,048
Additional paid-in capital	27,419,343	26,933,171
Accumulated deficit	(28,801,838)	(27,232,071)

Total stockholders’ deficit	(1,379,412)	(295,852)

Total liabilities and stockholders’ deficit	$178,379	$748,311

See accompanying notes to condensed consolidated financial statements.

Q Therapeutics, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Grant revenues	$—	$500,216	$—	$500,216
License fees and other revenues	—	2,400	—	2,400

Total operating revenues	—	502,616	—	502,616
Cost of revenues	—	800	—	800

Gross profit	—	501,816	—	501,816

Operating expenses:
General and administrative	541,371	468,871	1,101,699	1,052,732
Research and development	261,024	782,939	488,181	1,267,083

Total operating expenses	802,395	1,251,810	1,589,880	2,319,815

Operating loss	(802,395)	(749,994)	(1,589,880)	(1,817,999)

Other income (expense):
Gain on derivative liabilities	7,461	22,560	32,175	22,560
Interest expense	(13,234)	(8,304)	(13,649)	(110,722)
Other income, net	1,488	710	1,587	1,226

Total other income (expense)	(4,285)	14,966	20,113	(86,936)

Loss before provision (benefit) for income taxes	(806,680)	(735,028)	(1,569,767)	(1,904,935)
Provision (benefit) for income taxes	—	—	—	—

Net loss	$(806,680)	$(735,028)	$(1,569,767)	$(1,904,935)

Weighted average number of common shares outstanding - basic and diluted	30,826,549	29,182,858	30,756,656	27,468,910

Net loss per common share - basic and diluted	$(0.03)	$(0.03)	$(0.05)	$(0.07)

See accompanying notes to condensed consolidated financial statements.

Q Therapeutics, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	For the Six Months Ended
	June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(1,569,767)	$(1,904,935)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	372,076	388,257
Gain on derivative liabilities	(32,175)	(22,560)
Depreciation and amortization	5,062	4,779
Original debt discount	—	63,333
Common stock issued for services	—	42,001
Decrease (increase) in:
Receivables	4,136	(494,660)
Prepaid expenses and other assets	(33,460)	6,366
Increase in:
Accrued compensation	326,173	195,674
Accounts payable and accrued liabilities	94,630	969,695

Net cash used in operating activities	(833,325)	(752,050)

Cash flows from investing activities:
Purchase of property and equipment	(1,388)	(5,615)

Cash flows from financing activities:
Proceeds from issuance of notes payable	125,000	—
Proceeds from exercise of common stock warrants	110,831	—
Proceeds from exercise of common stock options	3,300	—
Issuance of common stock for cash	—	2,016,000

Net cash provided by financing activities	239,131	2,016,000

Net increase (decrease) in cash	(595,582)	1,258,335
Cash as of beginning of the period	707,011	142,532

Cash as of end of the period	$111,429	$1,400,867

Supplemental disclosure of cash flow information:
Cash paid for interest	$792	$429

Supplemental disclosure of noncash investing and financing activities:

The Company settled $2,727,030 of accounts payable and $531,863 of notes payable by issuing 3,258,893 shares of common stock during the six months ended June 30, 2014.

See accompanying notes to condensed consolidated financial statements.

Q Therapeutics, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

1. Organization

Q Therapeutics, Inc. (Q Therapeutics) conducts its operations through its wholly owned subsidiary, Q Therapeutic Products, Inc. (Q Products), and Q Products’ wholly owned subsidiary, NeuroQ Research, Inc. (collectively, the Company). Q Therapeutics is a Salt Lake City, Utah-based clinical stage biopharmaceutical company that is developing human cell-based therapies intended to treat degenerative diseases of the brain and spinal cord, the primary components of the central nervous system (CNS).

These potential therapies are based on technology developed by Q Products’ co-founder Mahendra Rao, M.D., Ph.D., a leader in glial stem cell biology, during his tenure at the University of Utah and as Head of the Stem Cell Section in the Laboratory of Neuroscience at the National Institutes of Health (NIH) Institute of Aging. Dr. Rao was one of the first scientists to identify and seek patent coverage on stem cells and their progeny cells found in the CNS. After licensing Dr. Rao’s technology from the University of Utah and NIH, Q Products commenced operations in the spring of 2004 to develop cell-based therapeutics that can be sold as “off-the-shelf” pharmaceuticals. In June 2015, the Company announced that the U.S. Food and Drug Administration (FDA) had cleared its Investigational New Drug Application (IND) for the initiation of Phase 1/2a clinical trials with its Q-Cells® product in patients with Amyotrophic Lateral Sclerosis (Lou Gehrig’s disease or ALS).

2. Significant Accounting Policies

The following significant accounting policies are followed by the Company in preparing its condensed consolidated financial statements:

Basis of Presentation and Consolidation

These unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company’s Form 10-K filed with the Securities and Exchange Commission (SEC) on March 31, 2015. The results of operations for the three-month and six-month periods ended June 30, 2015 are not necessarily indicative of the results to be expected for the full year ending December 31, 2015. In the opinion of management, all adjustments that are necessary for a fair presentation of the financial information for the interim periods reported have been made. All such adjustments are of a normal recurring nature.

The accompanying unaudited condensed consolidated financial statements have been prepared by management in accordance with U.S. generally accepted accounting principles (US GAAP), and include all assets and liabilities of Q Therapeutics and its wholly owned subsidiary, Q Products. All material transactions and balances have been eliminated.

Going Concern Assumption and Liquidity

The Company has not generated significant revenues and is in the process of developing its products. The Company’s products have not been approved by the U.S. Food and Drug Administration (FDA) for commercial sale; therefore, the Company has not generated revenues from commercial therapeutic product sales. Historically, the Company has been dependent on government grants and debt and equity raised from individual investors to sustain its operations. The Company’s continued operations will depend on its ability to raise funds through similar sources. There can be no assurance that such capital will be available on favorable terms or at all. If it is unable to raise additional capital, the Company will be forced to curtail development activities, which will delay the development of its product candidates, or cease its operations. As of June 30, 2015, the Company had an accumulated deficit of $28,801,838, a stockholders deficit of $1,379,412 and negative working capital of $1,402,306. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern through at least June 30, 2016. No adjustments have been made to the Company’s financial statements as a result of this uncertainty.

2015 Financing Transactions

In June 2015, the Company received $125,000 in cash proceeds through bridge loans from certain noteholders. These promissory notes were issued with a maturity premium equal to 110% of the loan face amount (the Maturity Premium), irrespective of whether the notes are paid on or before the maturity date and bear a simple interest rate of 5% per year. The notes are due and payable in full on December 31, 2015 (the Maturity Date). The Company may, at its sole option, extend the Maturity Date by 180 days. Such extension of the Maturity Date will trigger an increase in the Maturity Premium from 110% to 120%. Additionally, under certain circumstances, the noteholders may elect to convert their notes into equity (see Note 5).

Q Therapeutics, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) Continued

Between January 26, 2015 and February 23, 2015, 327,455 common stock warrants and 21,634 common stock options, were exercised for cash proceeds of $114,131.

2014 Financing Transactions

Between March 7 and April 14, 2014, the Company issued an aggregate of 4,420,530 units, each unit consisting of one share of the Company’s common stock and one warrant to purchase one share of the Company’s common stock for which the Company received cash consideration of $2,012,500 and settled indebtedness of $2,408,030 (2014 Financing Transactions). The warrants have an initial exercise price of $1.00 per share, are immediately exercisable, and expire in no more than four years from the date of issuance. Both the shares of common stock and the warrants issued in the 2014 Financing Transactions have a “down-round” protection provision provided to the investors in the financing. With respect to the common shares and warrants issued, with certain exceptions, if the Company subsequently issues or sells any shares of common stock or any common stock equivalents pursuant to which shares of common stock may be acquired at a price less than $1.00 per share, then the Company shall promptly issue additional shares of common stock to the investor in an amount such that the subscription price paid, when divided by the total number of shares issued will result in an actual price paid per share of common stock equal to such lower price and with respect to warrants, the warrant exercise prices shall be reduced to the lesser price at which the common stock or common stock equivalents were issued. The down-round provisions expire upon the earlier of (1) the effectiveness of a registration statement with the Securities and Exchange Commission (SEC) registering the shares of common stock issued and the common shares underlying warrants issued in the 2014 Financing Transactions, or (2) one year after the issuance date.

On June 30, 2014, the Company issued 854,363 shares of common stock and warrants to purchase 1,277,363 shares of common stock resulting from an additional tranche of financing for which the Company received cash consideration of $3,500 and a settlement of indebtedness of $850,863. The common stock and warrants have terms similar to the 2014 Financing Transactions.

As of June 30, 2015, the down-round protection rights had expired. The warrants have an average remaining life of 2.82 years.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses for the reporting periods. Accordingly, actual results could differ from those estimates. Key estimates include allowances for doubtful accounts receivable, useful lives for property and equipment, valuation allowances for net deferred income tax assets and valuations for stock-based compensation awards. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.

Revenue Recognition and Grants Receivable

The Company periodically applies for research grants, including as a sub-recipient to grants funded by government agencies through research universities. Grant revenues are recognized as the associated expenses are incurred and are billed in conjunction with the terms of the grants. The Company records its grants receivable in accordance with the provisions of the grant agreements. The Company’s grants receivable are considered past due when payment has not been received within 30 days of the invoice date, although certain institutions customarily do not pay within these terms. The amounts of the specific allowances are estimated by management based on various assumptions including the age of the individual receivable, as well as changes in payment schedules and histories. Receivable balances are charged off against the allowance for doubtful accounts when management determines the potential for recovery is remote. Recoveries of receivables previously charged off are recorded when payment is received.

The Company was the recipient of a sub-award as part of the fourth and final year of grant funding awarded to The John Hopkins University from the National Institute of Neurological Diseases and Stroke (NINDS) of the National Institutes of Health in the amount of $677,864. As of June 30, 2015, all funds derived from that grant have been received.

Stock-Based Compensation

The Company calculates the estimated fair value of its stock options and warrants on the grant date using the Black-Scholes option-pricing model. The Company recognizes stock-based compensation expense as services are provided, which is generally over the vesting period of the individual equity instruments. Expense related to stock options issued in lieu of cash to non-employees for services performed are measured at the fair value of the options on the date they are earned and the related expense is recognized as services are provided.

Q Therapeutics, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) Continued

The volatility assumption used in the Black-Scholes option-pricing model is based on the volatility of publicly traded companies in the same industry segment as the Company. The expected lives of the options and warrants granted represent the periods of time that the options granted are expected to be outstanding. The risk free rates for periods within the contractual lives of the options and warrants are based on the U.S. Treasury securities constant maturity rate that corresponds to the expected terms in effect at the time of grant. Stock-based compensation is included in general and administrative expenses in the condensed consolidated statements of operations.

Net Loss Per Common Share

Basic net income or loss per common share (Basic EPS) is computed by dividing net income or loss by the weighted average number of common shares outstanding. Diluted net income or loss per common share (Diluted EPS) is computed by dividing net income or loss by the sum of the weighted average number of common shares outstanding and the dilutive potential common share equivalents then outstanding. Potential dilutive common share equivalents consist of shares issuable upon the exercise of outstanding stock options and warrants to acquire common stock.

Due to the fact that for all periods presented the Company has incurred net losses, potential dilutive common share equivalents as of June 30, 2015 and 2014, totaling 26,599,069 and 25,238,364, respectively, are not included in the calculation of Diluted EPS because they are anti-dilutive. Therefore, basic net loss per common share is the same as diluted net loss per common share for the three and six months ended June 30, 2015 and 2014.

Recent Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (FASB) issued ASU No. 2015-03, Interest – Imputation of Interest (Subtopic 835-30), Simplifying the Presentation of Debt Issuance Costs. To simplify presentation of debt issuance costs, the amendments require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments by ASU 2015-03. For public companies, the amendments are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption of the amendments is permitted for financial statements that have not been previously issued. The Company is evaluating the potential impact of adopting this guidance on its consolidated financial statements and related disclosures.

In August 2014, the Financial Accounting Standards Board (FASB) issued ASU 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 310-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014-15 provides guidance in US GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related disclosures. In doing so, this is intended to reduce diversity in the timing and content of disclosures. This is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The Company is evaluating the potential impact of adopting this guidance on its consolidated financial statements and related disclosures.

3. Accrued Liabilities

Accrued liabilities consist of the following:

	June 30, 2015	December 31, 2014
Accrued 401(k) contributions	$43,332	$—
Accrued legal fees	42,500	42,500
Accrued interest	12,858	—
Other accrued liabilities	74	7

Total accrued liabilities	$98,764	$42,507

4. Accrued Compensation

Accrued compensation consists of the following:

Q Therapeutics, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) Continued

	June 30, 2015	December 31, 2014
Accrued wages	$941,731	$621,072
Accrued vacation	90,195	84,681

Total accrued compensation	$1,031,926	$705,753

Accrued wages consist primarily of salaries and related employment taxes resulting from our Chief Executive Officer, Chief Financial Officer, and Chief Strategy Officer agreeing to defer payment of their salaries until additional funding is obtained. As of June 30, 2015, accrued wages specific to these officers totaled $894,068. The remaining $47,663 of accrued wages is comprised of bonuses, deferred salary for one additional employee, and payroll for days worked in June 2015 that were not paid until July 2015. For the six months ended June 30, 2015 and 2014, salary expense incurred but not paid for these officers totaled $292,217 and $187,122, respectively.

5. Notes Payable

In June 2015, the Company received $125,000 in cash proceeds through bridge loans from certain noteholders. These promissory notes were issued with a maturity premium (Maturity Premium) equal to 110% of the loan face amount, irrespective of whether the notes are paid on or before the maturity date and bear a simple interest rate of 5% per year. The notes are due and payable in full on December 31, 2015 (Maturity Date). The Company may, at its sole option, extend the Maturity Date by 180 days. Such extension of the Maturity Date will trigger an increase in the Maturity Premium from 110% to 120%. Additionally, under certain circumstances, the noteholders may elect to convert their notes into equity.

As of June 30, 2015, no payments had been made on the notes. Interest of $12,858, which includes the 10% note premium, has been accrued and expensed.

6. Derivative Liabilities

In connection with the 2014 Financing Transactions, the Company recorded derivative liabilities related to down-round protection provided to stockholders in the event that the Company issued additional units, similar to those issued in the 2014 Financing Transactions, at a price below $1.00 per share. The down-round provision was designed to expire upon the earlier of the effectiveness of a registration statement with the SEC or one year after the issuance date. As of June 30, 2015, the down-round protection provision expired. In prior quarters, with the assistance of a third-party valuation specialist, the Company valued the derivative liabilities pursuant to the accounting guidance of Accounting Standards Codification 820-10, Fair Value Measurements.

Fair values of the down-round provision of the warrants and common stock were determined using the Monte-Carlo Simulation Model valuation technique. The Monte-Carlo Simulation Model provides for dynamic assumptions regarding volatility and risk-free interest rates within the total period to expected conversion. In addition, management assessed the probabilities of future financing assumptions.

Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, US GAAP established a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

Level 2	Other inputs that are observable directly or indirectly, such as quoted prices for similar assets and liabilities or market corroborated inputs.

Level 3	Unobservable inputs that are used when little or no market data is available, which require the Company to develop its own assumptions about how market participants would value the assets or liabilities.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. There were no assets or liabilities measured at fair value on a recurring basis as of June 30, 2015.

The following table presents the fair value reconciliation of Level 3 liabilities measured at fair value on a recurring basis during the six months ended June 30, 2015.

Q Therapeutics, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) Continued

Fair Value Measurements Using Significant Unobservable Inputs
Derivatives
Beginning balance, as of December 31, 2014	$32,175
Gain on derivative liabilities	(32,175)

Ending balance, as of June 30, 2015	$—

The derivative liabilities were settled through the expiration of the down-round protection provisions of the 2014 Financing Transactions and the carrying amount of zero as of June 30, 2015 was derived from Level 3 inputs and represent management’s best estimate of fair value.

7. Stockholders’ Equity

Common Stock

As of June 30, 2015, the Company is authorized to issue 100,000,000 shares of common stock, of which 30,826,549 shares are outstanding. Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

Preferred Stock

As of June 30, 2015, the Company was authorized to issue 10,000,000 shares of preferred stock; however, no shares of preferred stock have been issued to date.

Stock Options

The following summarizes the outstanding common stock options and related activity for the six months ended June 30, 2015:

	Number of Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Life (Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2014	8,952,927	$0.52	7.61	$1,601,845
Granted	900,000	0.70	—	—
Exercised	(21,634)	0.15	—	—
Forfeited	(135,211)	0.07	—	—

Outstanding as of June 30, 2015	9,696,082	0.54	7.44	1,504,728

Exercisable as of June 30, 2015	6,515,665	0.47	6.83	1,504,728

For the six months ended June 30, 2015, 21,634 options were exercised for proceeds of $3,300.

As of June 30, 2015, options to purchase 4,284,519 shares of common stock under the Plan were available for future grant. Stock-based compensation for the three months ended June 30, 2015 and 2014 was $191,133 and $139,437, respectively. Stock-based compensation for the six months ended June 30, 2015 and 2014 was $372,076 and $388,257, respectively. As of June 30, 2015, the Company had $1,275,741 of unrecognized stock-based compensation expense related to non-vested awards that will be recognized over a weighted-average period of 2.69 years.

Q Therapeutics, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) Continued

Warrants

In January 2015, the Company issued a warrant to purchase 50,000 shares of common stock to a consulting firm pursuant to the terms of a business consulting agreement which is effective through December 31, 2015. Between January 26, 2015 and February 13, 2015, 327,455 warrants were exercised for total cash proceeds of $110,831. During the six months ended June 30, 2015, 945,931 warrants expired.

As of June 30, 2015, 16,767,775 warrants to purchase common stock had been issued with exercise prices ranging from $1.00 to $2.75 per share and terms ranging from two to seven years. The weighted average warrant exercise price is $1.30 and the weighted average remaining life is 3.16 years.

8. Commitments

Advisory Agreement

In July 2013, the Company entered into a consulting services agreement effective through December 31, 2015. In connection with the agreement, the Company issued a warrant to purchase 75,000 shares of common stock at a strike price of $1.01 per share. The warrant has a five-year life and a cashless exercise option. In January 2014 and January 2015, the Company issued two additional warrants each of which allowed the warrant holder to purchase of 50,000 shares of common stock with similar terms to the 75,000 issuance. The consulting firm has received all the warrants earned under the agreement.

9. Subsequent Events

In August 2015, the Company received $100,000 in cash proceeds through a bridge loan from a noteholder, who is also an affiliate. The promissory note was issued with a maturity premium (Maturity Premium) equal to 110% of the loan face amount, irrespective of whether the note is paid on or before the maturity date and bears a simple interest rate of 5% per year. The note is due and payable in full on December 31, 2015 (Maturity Date). The Company may, at its sole option, extend the Maturity Date by 180 days. Such extension of the Maturity Date will trigger an increase in the Maturity Premium from 110% to 120%. Additionally, under certain circumstances, the noteholder may elect to convert their note into equity.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of events could differ materially from those anticipated as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in our 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The following discussion of our financial condition and results of operations should be read with our unaudited consolidated financial statements and the related notes included elsewhere in this Form 10-Q. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Company Overview

Q Therapeutics, Inc. (hereinafter Q Therapeutics, Q, we, us, our and similar expressions) is a Salt Lake City, Utah-based clinical-stage biopharmaceutical company that is developing human cell-based therapies that can be sold as “off-the-shelf” pharmaceuticals intended to treat neurodegenerative diseases of the brain and spinal cord, the primary components of the central nervous system or CNS.

The technology upon which these potential therapies are based was developed by Q’s co-founder Mahendra Rao, M.D., Ph.D., a leader in glial stem cell biology, during Dr. Rao’s tenure as a Professor at the University of Utah and as Head of the Stem Cell Section in the Laboratory of Neuroscience at the National Institutes of Health (NIH) Institute of Aging. Dr. Rao was one of the first scientists to identify and seek patent coverage on stem cells and their progeny cells found in the CNS.

Every year, millions of people suffer from debilitating and often fatal neurodegenerative diseases of the brain and spinal cord. Despite much effort by the pharmaceutical/biotechnology industry, current approaches to treating these diseases have not been effective. A new approach is needed for treating the multimodal nature of neurodegenerative disease.

Q has identified and patented a new treatment modality that provides a multi-factorial approach, bypassing the need to address individual pathways. Specifically, Q is developing a cell-based therapeutic that employs a natural cell type found in the healthy CNS: human glial restricted progenitors and their progeny cells. We call them, Q-Cells®. Q-Cells produce astrocytes and oligodendrocytes, the support cells that enable the normal function of neurons. We believe that Q-Cells may provide multiple and complementary mechanisms of action in the treatment of many neurodegenerative diseases. An advantage of this approach is that one need not fully understand all of the mechanistic aspects of these diseases, as we are tapping into the natural cellular machinery that enables healthy systems to function. We believe this is a more realistic approach than seeking a drug that affects a single disease pathway (although the addition of Q-Cell therapy may enhance benefits seen with such single drugs). Based on data in animal models, we believe that repairing damaged neurons is a faster, more realistic and easier approach than trying to replace them. In June 2015, the Company announced that the U.S. Food and Drug Administration (FDA) had cleared its Investigational New Drug Application (IND) for the initiation of Phase 1/2a clinical trials with its Q-Cells® product in patients with Amyotrophic Lateral Sclerosis (Lou Gehrig’s disease or ALS).

Initially, Q is targeting orphan diseases, where the FDA can allow fast-track approvals and market exclusivity, and for which smaller, less-expensive clinical trials may be warranted. This approach may result in accelerated commercialization efforts while maintaining a financing approach focused on capital efficiency. Q is advancing its initial product candidate, trademarked “Q-Cells®” as a potential treatment for ALS, and eventually other indications, potentially including Multiple Sclerosis (MS), Transverse Myelitis (TM), Spinal Cord Injury (SCI), Stroke, Huntington’s disease, Parkinson’s disease and Alzheimer’s disease.

Results of Operations for the Three Months Ended June 30, 2015 compared to the Three Months Ended June 30, 2014

To date, we have not generated significant revenues ($0 and $502,616, respectively, for the three months ended June 30, 2015 and 2014) and have been focused on developing our products for therapeutic use for commercial sale.

We have not generated revenues in excess of expenses and have been dependent on government grants and debt and equity funding raised from investors to sustain our operations. Our products have not yet been approved by the FDA for commercial sale, and as a result we have not generated revenues from commercial therapeutic product sales. We have incurred losses and used cash in operating activities since inception. As of June 30, 2015, the Company had an accumulated deficit of $28,801,838, a stockholders’ deficit of $1,379,412, and negative working capital of $1,402,306.

Grant Revenues

Grant revenues for the three months ended June 30, 2015 and 2014 were $0 and $500,216, respectively. The decrease was primarily due to approval for the fourth and final year of an NIH grant issued to The Johns Hopkins University, of which we received a sub- were of $677,864.

Other Revenue

Other revenue for the three months ended June 30, 2015 and 2014 was $0 and $2,400, respectively. The 2014 revenue was due to a one-time sale of non-commercial products to a collaborative research partner.

Cost of Revenue

Cost of revenue for the three months ended June 30, 2015 and 2014 was $0 and $800, respectively. The 2014 cost of revenue was due the cost of materials related to a one-time sale of non-commercial products to a collaborative research partner.

General and Administrative Expenses

General and administrative expenses for the three months ended June 30, 2015 were $541,371, an increase of $72,500, or 15.5%, from $468,871 for the three months ended June 30, 2014. The increase is primarily for payroll-related expenses associated with additional personnel, stock-based compensation expense related to certain stock option grants issued during the quarter, offset in part, by a decrease in legal and professional fees.

Research and Development Expenses

Research and development expenses for the three months ended June 30, 2015, were $261,024, a decrease of $521,915, or 66.7%, from $782,939 for the three months ended June 30, 2014. The decrease is primarily due to the costs incurred in 2014 associated with our large animal safety study and cell manufacturing, offset, in part, by the increase in clinical consulting fees related to the preparation of our IND submission and the increase in payroll associated with hiring additional personnel. We anticipate research and development expenses to remain at approximately the same levels until additional financing has been obtained. Once additional financing has been obtained, we anticipate significant increases in research and development expenses as we commence our first in-human clinical trial of Q-Cells for treatment of ALS.

Results of Operations for the Six Months Ended June 30, 2015 compared to the Six Months Ended June 30, 2014

Grant Revenues

Grant revenues for the six months ended June 30, 2015 and 2014 were $0 and $500,216, respectively. The decrease was primarily due to approval for the fourth and final year of an NIH grant issued to The Johns Hopkins University, of which we received a sub-award were of $677,864. While we intend to apply for grants in 2015 and beyond for additional indications, there is no assurance that we will be awarded future grant opportunities.

Other Revenue

Other revenue for the six months ended June 30, 2015 and 2014 was $0 and $2,400, respectively. The 2014 revenue was due to a one-time sale of non-commercial products to a collaborative research partner. We do not anticipate any significant other revenues in 2015.

Cost of Revenue

Cost of revenue for the six months ended June 30, 2015 and 2014 was $0 and $800, respectively. The 2014 cost of revenue was due the cost of materials related to a one-time sale of non-commercial products to a collaborative research partner. We do not anticipate any significant other cost of revenues in 2015.

General and Administrative Expenses

General and administrative expenses for the six months ended June 30, 2015 were $1,101,699, an increase of $48,967, or 4.7%, from $1,052,732 for the six months ended June 30, 2014. The increase is primarily for payroll-related expenses resulting from the hiring of additional personnel and our efforts to obtain additional financing, offset, in part, by a decrease in legal and professional fees and stock-based compensation.

Research and Development Expenses

Research and development expenses for the six months ended June 30, 2015 were $488,181, a decrease of $778,902, or 61.5%, from $1,267,083 for the six months ended June 30, 2014. The decrease is primarily due to the costs incurred in 2014 associated with our large animal safety study and cell manufacturing, offset, in part, by the increase in clinical consulting fees related to the preparation of our IND submission and salaries. We do not expect to incur additional significant research and development expenses until additional financing has been obtained. Once additional financing has been obtained, we anticipate significant increases in research and development expenses as we commence our first in-human clinical trial of Q-Cells for treatment of ALS.

Liquidity and Capital Resources

For the six months ended June 30, 2015, net cash used in operating activities totaled $833,325 compared to $752,050 for the six months ended June 30, 2014. Cash outflows increased in 2015 as the decrease in the net loss was more than offset by the change in accounts receivable and accounts payable and accrued liabilities balances.

For the six months ended June 30, 2015, net cash used in investing activities related to the purchase of lab and computer equipment was $1,388 compared to $5,615 for the six months ended June 30, 2014.

For the six months ended June 30, 2015, net cash provided by financing activities was $239,131 compared to $2,016,000 for the six months ended June 30, 2014. Cash provided by financing activities in 2015 was sourced from the exercise of common stock warrants and common stock options and notes payable.

As of June 30, 2015, the Company had negative working capital of $1,402,306.

In order for us to continue to meet our operational and liquidity needs, we must obtain additional funding. Any additional equity financing, if available, may not be available on favorable terms and may be dilutive to current stockholders. Debt financing, if available, may involve more restrictive covenants that may potentially impair our ability to operate the Company. Our ability to access capital when needed is not assured and, if not achieved on a timely basis, will materially harm our business, financial position and results of operations. These uncertainties create substantial doubt about our ability to continue as going concern. No adjustments have been made to our financial statements as a result of this uncertainty.

Subsequent Events

In August 2015, the Company received $100,000 in cash proceeds through a bridge loan from a noteholder, who is also an affiliate. The promissory note was issued with a maturity premium (Maturity Premium) equal to 110% of the loan face amount, irrespective of whether the note is paid on or before the maturity date and bears a simple interest rate of 5% per year. The note is due and payable in full on December 31, 2015 (Maturity Date). The Company may, at its sole option, extend the Maturity Date by 180 days. Such extension of the Maturity Date will trigger an increase in the Maturity Premium from 110% to 120%. Additionally, under certain circumstances, the noteholder may elect to convert their note into equity.

Recent Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (FASB) issued ASU No. 2015-03, Interest – Imputation of Interest (Subtopic 835-30), Simplifying the Presentation of Debt Issuance Costs. To simplify presentation of debt issuance costs, the amendments require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments by ASU 2015-03. For public companies, the amendments are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption of the amendments is permitted for financial statements that have not been previously issued. The Company is evaluating the potential impact of adopting this guidance on its consolidated financial statements and related disclosures.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 310-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014-15 provides guidance in US GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related disclosures. This pronouncement is intended to reduce diversity in the timing and content of disclosures. ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The Company is evaluating the potential impact of adopting this guidance on its consolidated financial statements and related disclosures.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Significant Accounting Policies

Significant accounting policies are those policies which are both important to the presentation of a company’s financial condition and results of operations and require management’s most subjective or complex judgments. Often estimates are required to be made about matters that are inherently uncertain. No significant changes to our accounting policies occurred during the periods presented. For a further discussion of our significant accounting policies, see our Annual Report on Form 10-K for the year ended December 31, 2014.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

None.

Item 4. Controls and Procedures.

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our filings under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the periods specified in the rules and forms of the SEC. This information is accumulated and communicated to our executive officers to allow timely decisions regarding required disclosure. Our Chief Executive Officer and Chief Financial Officer have evaluated the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report. Based upon that evaluation, our Chief Executive Officer and our Chief Financial Officer have concluded that our disclosure controls and procedures were effective as of June 30, 2015.

No change in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934) occurred during the quarter ended June 30, 2015 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

PART II

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 5. Other Information.

None.

Item 6. Exhibits.

Index to Exhibits

Exhibit	Description

4.1	Form of Promissory Note

10.1	Form of Convertible Securities Purchase Agreement

31.1(1)	Certification of the Company’s Principal Executive Officer pursuant to 15d-15(e) under the Securities Exchange Act of 1934, as amended, with respect to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

31.2(1)	Certification of the Company’s Principal Financial and Accounting Officer pursuant to 15d-15(e) under the Securities Exchange Act of 1934, as amended, with respect to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

32.1*	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (Principal Executive Officer ) and (Principal Financial and Accounting Officer).

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema

101.CAL	XBRL Taxonomy Extension Calculation Linkbase

101.DEF	XBRL Taxonomy Extension Definition Linkbase

101.LAB	XBRL Taxonomy Extension Label Linkbase

101.PRE	XBRL Taxonomy Presentation Linkbase

(1)	Filed herewith.
*	Furnished herewith.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 14, 2015	By: /s/ DEBORAH A. EPPSTEIN
Name: Deborah A. Eppstein, PhD Title: Chief Executive Officer, President (Principal Executive Officer)

Date: August 14, 2015	By: /s/ STEVEN J. BORST
Name: Steven J. Borst Title: Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE.

Q THERAPEUTICS, INC.

PROMISSORY NOTE

$ Original Principal Amount	Salt Lake City, UT June , 2015

1. Principal and Interest. Q Therapeutics, Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to the order of             or its assigns (the “Holder”) in lawful money of the United States, the Original Principal Amount set forth above, plus interest (computed on the basis of a 360-day year) accrued on the unpaid Principal Amount of this Note at the rate of 5.00% per annum commencing on the date hereof with simple interest accruing, plus an amount equal to ten percent (10%) of the Original Principal Amount (the “Repayment Charge”).

Unless the entire outstanding original principal amount of this Note, plus all accrued but unpaid interest hereon, plus the Repayment Charge, is converted in full in accordance with the provisions of Section 2 hereof, this Note, together with all accrued but unpaid interest thereon, plus the Repayment Charge, is due and payable (a) on the first to occur of (i) December 31, 2015; (ii) the occurrence of a Liquidity Event, as defined below (the first of such events to occur, the “Maturity Date”), or (b) on demand by written notice following an Event of Default. The Company shall, on the Maturity Date or, if earlier, within three (3) business days of receipt of the written notice referred to in the immediately preceding sentence (the “Payment Date”), pay the outstanding principal and all accrued and unpaid interest on this Note, plus the Repayment Charge (as well as any other amounts payable hereunder) as of the Maturity Date or the Payment Date, as applicable. A “Liquidity Event” shall mean any of the following: (A) the consummation by the Company of a Qualified Financing as defined herein below, (B) the sale by the Company of all or substantially all of its assets, or (3) the acquisition by a third party of all of the outstanding equity interests of the Company or the consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own fifty percent (50%) or less of the Company’s voting power immediately after such consolidation, merger or reorganization.

The Company shall have one option to extend the Maturity Date of this Note for an additional 180 days by notifying the holder of this note in writing at least 10 business days prior to the original Maturity Date. In the event the Company exercises its option to extend the Maturity Date as provided above, then the Repayment Charge set forth above shall be increased to an amount equal to twenty percent (20%) of the Original Principal Amount.

2. Optional Conversion. In the event of the closing by the Company of a Qualified Financing (as defined below) on or before the Maturity Date and any extension thereof, the Holder may, in its sole discretion, upon notification to the Company convert all of the outstanding principal of, and accrued interest on, this Note plus the applicable Repayment

Charge into the security or securities, as the case may be, issued and sold to the investors in the Qualified Financing (“QF Conversion Securities”). The number of QF Conversion Securities to be issued to Holder shall be determined by dividing the total Principal Amount outstanding plus accrued interest being converted plus the Repayment Charge then in effect by the purchase price paid for each QF Conversion Securities issued in the Qualified Financing. For example, if the Qualified Financing involved the issuance of units comprised of a share of common and a warrant to acquire a share of common, then the conversion price to be used for purposes of the Optional Conversion shall be the price paid per unit in the Qualified Financing. A “Qualified Financing” shall mean the closing of an equity investment in the form of the Company’s capital stock and/or derivatives, occurring after the date hereof in which the Company receives from one or more investors (which investors may include the Holder) with gross proceeds to the Company of at least $3,000,000 (not including any debt conversion or cancellation of indebtedness unless allowed by investors in the Qualified Financing). Upon conversion of this Note in accordance with this Section 2, then the Holder shall become party to a purchase agreement and all related agreements, each in customary form, along with the investors participating in such Qualified Financing. Company shall provide notice of its intention to complete a Qualified Financing at least 15 days prior to the anticipated closing date for the Qualified Financing and Holder shall then have 10 days to advise the Company of its decision on whether to convert all or a portion of the outstanding principal and accrued interest into the securities to be issued by the Company in the Qualified Financing.

3. No Usury. This Note is hereby expressly limited so that in no event whatsoever, whether by reason of deferment or advancement of loan proceeds, acceleration of maturity of the loan evidenced hereby, or otherwise, shall the amount paid or agreed to be paid to the Holder hereunder for the loan, use, forbearance or detention of money exceed the maximum interest rate permitted by the laws of the State of Delaware or otherwise. If at any time the performance of any provision involves a payment exceeding the limit of the price that may be validly charged for the loan, use, forbearance or detention of money under applicable law, then automatically and retroactively, ipso facto, the obligation to be performed shall be reduced to such limit, it being the specific intent of the Company and the Holder hereof that all payments under this Note are to be credited first to interest as permitted by law, but not in excess of (i) the agreed rate of interest hereunder, or (ii) that permitted by law, whichever is the lesser, and the balance toward the reduction of principal.

4. Attorneys’ Fees. If the indebtedness represented by this Note or any part thereof is collected in any judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees and costs incurred by the Holder, as well as any and all interest that has accrued on the outstanding principal after the commencement of bankruptcy, receivership or other judicial proceedings.

5. Transfer.

(a) The rights and obligations of the Company and the Holder of this Note will be binding upon and inure to the benefit of the successors, assigns and transferees of the parties hereto.

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(b) Notwithstanding the provisions of the legend appearing on the face of this Note, the Holder may, prior to payment in full hereof, and with the Company’s consent or approval at its sole discretion, surrender this Note at the principal office of the Company for transfer or exchange of all or any portion of this Note; provided, however, that such transferee to which all or a portion of this Note is transferred (i) shall be an accredited investor, as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) shall agree in writing to be subject to the terms hereof to the same extent as if it were an original Holder. Within a reasonable time after notice to the Company by the Holder of its intention to make such exchange and without expense to the Holder, the Company shall issue in exchange therefor another note or notes for the same aggregate principal amount as the unpaid principal amount of the Note so surrendered, having the same rate of interest, containing the same provisions, and subject to the same terms and conditions as the Note so surrendered. Each such new Note shall be made payable to such person or persons, or transferees, as the Holder of such surrendered Note may designate in writing.

6. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be faxed or delivered to each party to the facsimile number or its address set forth below (or to such other facsimile number or address as the recipient of any notice shall have notified the other in writing). All such notices and communications shall be effective (a) when delivered by Federal Express or other overnight courier service of recognized standing; or (b) when delivered by hand, upon delivery; and (c) when faxed, upon confirmation of receipt.

If to the Holder, to:

If to the Company, to:	Q Therapeutics, Inc. 615 Arapeen Drive, Ste. 102 Salt Lake City, UT 84108 Ph (801) 582-5400 Fx (801) 582-5401 Attention: Chief Executive Officer

7. Event of Default.

(a) General. If an Event of Default (as defined below) occurs, the Holder may, by notice to the Company, declare the principal amount then outstanding of, and the accrued interest and all other amounts payable on, this Note to be immediately due and payable. The Company agrees to give the Holder of this Note written notice of the occurrence of an Event of Default promptly (setting forth in reasonable detail all facts related thereto).

(b) Definition. For purposes of this Note, an “Event of Default” is any of the following occurrences:

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(i) The Company shall fail to pay the outstanding principal and all accrued and unpaid interest and all other amounts payable on this Note on the Maturity Date; or

(ii) The Company shall have breached any covenant in this Note (other than a payment default described in Section 7(b)(i)), and, with respect to breaches capable of being cured, such breach shall not have been cured within fifteen (15) days following notice of such breach to the Company by the Holder; or

(iii) Any representation or warranty subject to a materiality qualification made by the Company herein or any other document referred to herein shall prove to have been incorrect in any respect, or any representation or warranty not subject to a materiality qualification made by the Company herein or in any other such document shall prove to have been incorrect in any material respect; or

(iv) The Company shall be involved in financial difficulties as evidenced (i) by its commencement of a voluntary case under Title 11 of the United States Bankruptcy Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its Board of Directors or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition, (ii) by the entry of an order for relief in any involuntary case commenced under said Title 11, which order is not rescinded within 60 days of the date of entry of such order, (iii) by its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief, (iv) by the entry of an order by a court of competent jurisdiction (A) finding it to be bankrupt or insolvent, (B) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (C) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property, or (v) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property; or

(v) The Company shall take any action authorizing, or in furtherance of, any of the foregoing.

In case any one or more Events of Default shall occur and be continuing, the Holder may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or by law or otherwise. In case of a default in the payment of any principal of or premium, if any, or interest on this Note, the Company will pay to the Holder such further amount as shall be sufficient to cover the reasonable cost and expenses of collection, including, without limitation, reasonable attorneys’ fees, expenses and disbursements. No course of dealing and no delay on the part of the Holder in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice the Holder’s rights, powers or remedies. No right, power or remedy conferred by this Note upon the Holder shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

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8. Subordination. This Note is hereby expressly subordinated and junior in right of payment to the prior payment in full of all the principal and unpaid accrued interest and all other obligations of the Borrower.

9. Waivers and Amendments. The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other right. Any term of this Note may be amended or waived only with the written consent of the Company and the Holder. Notwithstanding the foregoing, in the event that at any time prior to date that this Note is paid in full or converted into QF Conversion Securities, the Company issues any additional convertible bridge notes on terms more favorable to the holders thereof than contained in this Note, than the terms and conditions of this Note shall automatically be deemed to be revised to correspond to such more favorable terms.

10. Governing Law. This Note is being delivered in, and shall be governed by and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws provisions thereof.

11. Fractional Shares. No fractional shares will be issued in connection with any conversion hereunder; in lieu of such fractional shares, the Company shall pay to the Holder in cash that amount of the unconverted principal balance of, or accrued interest on, this Note.

12. Prepayment. The Company may prepay all or any portion of this Note without the prior approval of the Holder.

13. Miscellaneous. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

14. Arbitration. Any dispute arising under or in connection with any matter of any nature (whether sounding in contract or tort) relating to or arising out of this Agreement, shall be resolved exclusively by arbitration. The arbitration shall be in conformity with and subject to the applicable rules and procedures of the American Arbitration Association. All parties agree to be (1) subject to the jurisdiction and venue of the arbitration in the State of Utah, (2) bound by the decision of the arbitrator as the final decision with respect to the dispute, and (3) subject to the jurisdiction of the District Courts of the State of Utah for the purpose of confirmation and enforcement of any award.

[Remainder of Page Intentionally Blank]

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Q THERAPEUTICS, INC.,
a Delaware corporation

By:

Name:	Deborah A. Eppstein
Chief Executive Officer

By:

Name:

6

Exhibit 10.1

CONVERTIBLE SECURITIES PURCHASE AGREEMENT

This Convertible Securities Purchase Agreement, dated as of June     , 2015 (this “Agreement”), is entered into by and among Q Therapeutics, Inc. (the “Company”), a corporation incorporated in the state of Delaware, and the persons and entities listed on the schedule of investors attached hereto as Schedule I (the “Investors”).

The parties hereby agree as follows:

1. The Convertible Securities.

(a) Issuance of Convertible Securities. Subject to all of the terms and conditions hereof, the Company agrees to issue and sell to each of the Investors, and each of the Investors severally agrees to purchase, a convertible security in the form of Exhibit A hereto (each, a “Convertible Security” and, collectively, the “Convertible Securities”) for the investment amount set forth opposite the respective Investor’s name on Schedule I hereto (the “Investment Amount”). The obligations of the Investors to purchase Notes are several and not joint.

(b) Delivery; Use of Proceeds. The sale and purchase of the Convertible Securities shall take place at a closing (the “Closing”) to be held at such place and time as the Company and the Investors may determine (the “Closing Date”). At the Closing, the Company will deliver to each of the Investors the Convertible Security to be purchased by such Investor, against receipt by the Company of such Investor’s Investment Amount. The Company may conduct one or more additional closings within 120 calendar days of the Closing (each, an “Additional Closing”) to be held at such place and time as the Company and the Investors participating in such Additional Closing may determine (each, an “Additional Closing Date”). The proceeds of the Convertible Securities shall be used for general corporate purposes.

2. Representations and Warranties of the Company. The Company represents and warrants to each Investor that:

(a) Due Incorporation, Qualification. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where such qualification or license is required.

(b) Authority; Enforceability. The execution, delivery and performance by the Company of this Agreement and each Convertible Security issued hereunder (collectively, the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby (i) are within the power of the Company and (ii) have been duly authorized by all necessary actions on the part of the Company. Each Transaction Document executed by the Company has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(c) Non-Contravention. The execution and delivery by the Company of the Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate the Company’s Articles of Incorporation, Certificate of Incorporation, Bylaws or other formation or charter documents, as applicable (as amended, the “Charter

Documents”), or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other person to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien or encumbrance upon any property, asset or revenue of the Company.

(d) No Violation or Default. The Company is not in violation of or in default with respect to (i) its Charter Documents or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company; or (ii) any material mortgage, indenture, agreement, instrument or contract to which the Company is a party or by which it is bound.

3. Representations and Warranties of Investors. Each Investor, for that Investor alone, represents and warrants to the Company upon the acquisition of a Convertible Security as follows:

(a) Binding Obligation. Such Investor has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement and the Transaction Documents constitute valid and binding obligations of such Investor, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) Securities Law Compliance. Such Investor has been advised that the Convertible Securities and the underlying securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Such Investor has not been formed solely for the purpose of making this investment and is purchasing the Convertible Securities to be acquired by such Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Investor has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing such Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time. Such Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act.

4. Conditions to Closing of the Investors. Each Investor’s obligations at the Closing and each Additional Closing are subject to the fulfillment, on or prior to the Closing Date or applicable Additional Closing Date, of all of the following conditions:

(a) Representations and Warranties. The representations and warranties made by the Company in Section 2 hereof shall have been true and correct when made, and shall be true and correct on the Closing Date or applicable Additional Closing Date.

(b) Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date or applicable Additional Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Convertible Securities.

(c) Legal Requirements. At the Closing or the applicable Additional Closing, the sale and issuance by the Company, and the purchase by the Investors, of the Convertible Securities shall be legally permitted by all laws and regulations to which the Investors or the Company are subject.

(d) Transaction Documents. The Company shall have duly executed and delivered to the Investors the following documents: (i) this Agreement and (ii) each Convertible Security issued hereunder.

5. Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Convertible Securities at the Closing and at each Additional Closing is subject to the fulfillment, on or prior to the Closing Date or the applicable Additional Closing Date, of the following conditions:

(a) Representations and Warranties. The representations and warranties made by the applicable Investors in Section 3 hereof shall be true and correct when made, and shall be true and correct on the Closing Date and the applicable Additional Closing Date.

(b) Legal Requirements. At the Closing and at each Additional Closing, the sale and issuance by the Company, and the purchase by the applicable Investors, of the Convertible Securities shall be legally permitted by all laws and regulations to which such Investors or the Company are subject.

6. Miscellaneous.

(a) Company shall pay all legal and administrative costs of this transaction upon Closing not to exceed $5000.

(b) Nature of Investment. Each Investor acknowledges that investment in the Convertible Securities involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of its investment.

(c) Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.

(d) Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

(e) Successors and Assigns. Subject to the restrictions on transfer described in Section 6(g) below, the rights and obligations of the Company and the Investors shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(f) Entire Agreement. This Agreement together with the other Transaction Documents constitute and contain the entire agreement among the Company and Investors and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(g) Notices. All notices, demands, consents, or other communications hereunder shall in writing and faxed, mailed or delivered to each party as follows: (i) if to a Investor, at such Investor’s address or facsimile number set forth in the Schedule of Investors attached as Schedule I, or at such other address as such Investor shall have furnished the Company in writing, or (ii) if to the Company, at such address or fax number set forth on the signature pages hereto, or at such other address or facsimile number as the Company shall have furnished to the Investors in writing. All such communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

(h) Severability. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(i) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

(Signature Page Follows)

The parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY:

Q THERAPEUTICS, INC. a Delaware corporation

By:
Name:	Deborah A. Eppstein
Title:	Chief Executive Officer

INVESTORS:

By:
Name:

and

By:
Name:

EXHIBIT 31.1

Certification of the Company’s Principal Executive Officer

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission Release 34-46427

I, Deborah A. Eppstein, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Q Therapeutics, Inc. for the fiscal quarter ended June 30, 2015.

2. Based on my knowledge, this report does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 14, 2015	By:	/s/ DEBORAH A. EPPSTEIN
	Name:	Deborah A. Eppstein, PhD
	Title:	Chief Executive Officer, President
(Principal Executive Officer)

EXHIBIT 31.2

Certification of the Company’s Principal Financial and Accounting Officer

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission Release 34-46427

I, Steven J. Borst, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Q Therapeutics, Inc. for the fiscal quarter ended June 30, 2015.

2. Based on my knowledge, this report does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 14, 2015	By:	/s/ STEVEN J. BORST
	Name:	Steven J. Borst
	Title:	Chief Financial Officer, VP Corporate Development
(Principal Financial and Accounting Officer)

EXHIBIT 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

I, Deborah A. Eppstein, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that the Form 10-Q of Q Therapeutics, Inc. for the quarter ended June 30, 2015, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in such Form 10-Q fairly presents in all material respects, the financial condition and results of operations of Q Therapeutics, Inc.

Date: August 14, 2015	By:	/s/ DEBORAH A. EPPSTEIN
Deborah A. Eppstein, PhD
Chief Executive Officer, President
(Principal Executive Officer)

I, Steven J. Borst, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that the Form 10-Q of Q Therapeutics, Inc. for the quarter ended June 30, 2015, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in such Form 10-Q fairly presents in all material respects, the financial condition and results of operations of Q Therapeutics, Inc.

Date: August 14, 2015	By:	/s/ STEVEN J. BORST
Steven J. Borst
Chief Financial Officer, VP Corporate Development
(Principal Financial and Accounting Officer)

*	This certification shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.